545 E. JOHN CARPENTER FREEWAY, SUITE 1300 IRVING, TX 75062 PH: 972-444-4900 F: 972-444-4949 WWW.FELCOR.COM NYSE: FCH
For Immediate Release:
FELCOR ANNOUNCES PRELIMINARY 2015 YEAR TO DATE HOTEL OPERATING STATISTICS
IRVING, Texas, April 6, 2015 - FelCor Lodging Trust Incorporated (NYSE: FCH) reported today its preliminary hotel operating statistics for the three months ended March 31, 2015, compared to the same period in the prior year.

	Three Months Ended
	March 31,
	2015	2014	Change
Occupancy(a)	75.1%	70.7%	6.2%
Average Daily Rate(a)	$177.03	$166.09	6.6%
RevPAR(a)	$132.90	$117.46	13.1%

(a)	Reflects 43 same-store hotels.
“We are extremely pleased with our strong year-to-date results, which are significantly ahead of our expectations. Lodging fundamentals continue to be robust and our same-store RevPAR growth continues to outperform the industry," said Richard A. Smith, President and Chief Executive Officer of FelCor. “We are also making great progress on completing the sales of our remaining non-strategic hotels. We have sold three hotels during 2015, including one in March, and three of the five remaining hotels are under contract to be sold.”

FelCor, a real estate investment trust, owns a diversified portfolio of primarily upper-upscale and luxury hotels that are located in major and resort markets. FelCor partners with leading hotel companies to operate its hotels, which are flagged under globally renowned brands and premier independent hotels. Additional information can be found on the Company’s website at www.felcor.com.
With the exception of historical information, the matters discussed in this news release include “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. Current economic circumstances or an economic slowdown and the impact on the lodging industry, operating risks associated with the hotel business, relationships with our property managers, risks associated with our level of indebtedness and our ability to meet debt covenants in our debt agreements, our ability to complete acquisitions, dispositions and debt refinancing, the availability of capital, the impact on the travel industry from security precautions, our ability to continue to qualify as a Real Estate Investment Trust for federal income tax purposes and numerous other factors may affect future results, performance and achievements. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially. We undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.
Contact:
Stephen A. Schafer, Senior Vice President Strategic Planning
(972) 444-4912     sschafer@felcor.com